Exhibit 99.1

VILLAGEEDOCS

Financial Statements
For the Years Ended December 31, 2006 and 2005
Together with Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 To the Board of Directors of VillageEDOCS

We have audited the accompanying consolidated balance sheet of VillageEDOCS and subsidiaries (the "Company") as of December 31, 2006, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the two-year period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VillageEDOCS and subsidiaries at December 31, 2006, and the results of their operations and their cash flows for each of the years in the two-year period then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company has incurred recurring losses and has a working capital deficit of $3,135,727.  These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 2.  The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

As described in Note 3 to the consolidated financial statements, effective January 1, 2006, the Company changed its method of accounting for share-based compensation to adopt Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment."

/s/ KMJ Corbin & Company, LLP
Irvine, California
March 29, 2007

VillageEDOCS and subsidiaries
Consolidated Balance Sheet
December 31,
2006

ASSETS
Current assets:
Cash	$ 568,819
Accounts receivable, net of allowance for doubtful
accounts of approximately $70,000	962,977
Inventories, net	190,448
Prepaid expenses and other current assets	167,722
Total current assets	1,889,966

Property and equipment, net	473,657
Other assets	37,542
Goodwill	8,692,483
Other intangibles, net	4,061,153
$ 15,154,801

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 657,399
Accrued expenses	2,060,099
Deferred revenue	1,076,908
Capital lease obligation	8,150
Line of credit	840,000
Notes payable to related parties	30,000
Convertible notes and accrued interest payable to
related parties, net of unamortized debt discount of $12,233	353,137
Total current liabilities	5,025,693

Long term liability	180,000
Total liabilities	5,205,693

Commitments and contingencies

Stockholders' equity:
Series A Preferred stock, par value $0.001 per share:
Authorized -- 48,000,000 shares
Issued and outstanding -- 33,500,000 shares	33,500
(liquidation preference of $1,675,000)
Common stock, no par value:
Authorized -- 400,000,000 shares
Issued and outstanding -- 147,368,127 shares	17,910,133
Additional paid-in capital	13,774,698
Accumulated deficit	(21,769,223)
Total stockholders' equity	9,949,108
$ 15,154,801
See accompanying notes to consolidated financial statements.

VillageEDOCS and subsidiaries
Consolidated Statements of Operations

	Years Ended December 31,
	2006	2005
Net sales	$ 12,912,173	$ 8,768,446
Cost of sales	5,107,402	3,059,316
Gross profit	7,804,771	5,709,130
Operating expenses:
Product and technology
development	1,605,865	1,066,923
Sales and marketing	1,490,656	1,137,166
General and administrative	4,765,739	3,086,788
Depreciation and amortization	738,504	293,067
Total operating expenses	8,600,764	5,583,944
Income (loss) from operations	(795,993)	125,186

Change in fair value of derivative liability	-	130,903
Interest expense, net of interest income	(112,233)	(8,074,489)
Other income (expense), net	40,099	(282,474)
Loss before provision for
income taxes	(868,127)	(8,100,874)

Provision for income taxes	14,005	44,054
Net loss	$ (882,132)	$ 8,144,928)

Basic and diluted loss available to
common stockholders per common
share	$ (0.01)	$ (0.10)

Weighted average shares outstanding -
basic and diluted	131,185,095	82,728,108

See accompanying notes to consolidated financial statements.

VillageEDOCS and subsidiaries
Statements of Stockholders' Equity (Deficit)
For the Years Ended December 31, 2006 and 2005

	Series A
	Preferred Stock		Common Stock		Additional	Accumulated
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Total
Balances, January 1, 2005	-	$ -	36,036,544	$ 7,464,373	$ 2,244,451	$ (12,742,163)	$ (3,033,339)

Estimated fair value of common stock issued to
employees as compensation	-	-	142,606	21,497	-	-	21,497
Estimated fair value of common stock
issued as acquisition cost	-	-	2,200,000	308,000	-	-	308,000
Estimated fair value of common stock issued in
connection with acquisition	-	-	110,000	15,400	-	-	15,400
Estimated fair value of common stock issued for							-
conversion of note payable principal and interest	-	-	57,480,030	5,397,345	-	-	5,397,345
Estimated fair value of common stock issued
in connection with consulting fees for services	-	-	50,000	7,500	-	-	7,500
Estimated fair value of common stock issued
as finders fees for debt conversion	-	-	648,346	95,769	-	-	95,769
Estimated fair value of warrants issued in
connection with the acquisition of PFI	-	-	-	-	2,100,000	-	2,100,000
Estimated fair value of additional beneficial conversion
feature on repriced convertible notes payable	-	-	-	-	374,165	-	374,165
Estimated fair value of induced conversion	-	-	-	-	434,572	-	434,572
Conversion of notes payable to preferred stock	16,000,000	16,000	-	-	784,000	-	800,000
Conversion of preferred stock to common stock	(2,500,000)	(2,500)	2,500,000	2,500	-	-	-
Reclassification of warrant liability	-	-	-	-	7,302,899	-	7,302,899
Net loss			-	-	-	(8,144,928)	(8,144,928)

Balances, December 31, 2005	13,500,000	13,500	99,167,526	13,312,384	13,240,087	(20,887,091)	5,678,880

	Series A
	Preferred Stock		Common Stock		Additional	Accumulated
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Total
Estimated fair value of common stock issued to
employees as compensation	-	-	66,000	7,260	-	-	7,260
Estimated fair value of common stock
issued as acquisition cost of TBS	-	-	2,200,000	242,000	-	-	242,000
Estimated fair value of common stock issued as
acquisition cost of TBS	-	-	110,000	12,100	-	-	12,100
Estimated fair value of common stock
issued as acquisition cost of GSI	-	-	42,663,879	4,266,388	-	-	4,266,388
Estimated fair value of common stock issued
in connection with consulting services	-	-	660,722	67,501	-	-	67,501
Issuance of preferred stock in consideration
for cancellation of common stock warrants	22,500,000	22,500	-	-	(22,500)	-	-
Conversion of preferred stock to common stock	(2,500,000)	(2,500)	2,500,000	2,500	-	-	-
Estimated fair value of vested stock options	-	-	-	-	557,111	-	557,111
Net loss			-	-	-	(882,132)	(882,132)
Balances, December 31, 2006	33,500,000	$ 33,500	147,368,127	$ 17,910,133	$ 13,774,698	$ (21,769,223)	$ 9,949,108

See accompanying notes to consolidated financial statements.

VillageEDOCS and subsidiaries
Consolidated Statements of Cash Flows
	Years Ended December 31,
	2006	2005
Cash Flows from Operating Activities:
Net loss	$ (882,132)	$ (8,144,928)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation and amortization	738,504	293,067
Provision for doubtful accounts receivable	37,901	4,550
Estimated fair value of stock options issued to
employees for services rendered	557,111	-
Common stock issued to employees and non-employees
for services rendered	74,761	124,766
Interest expense in connection with induced conversion of debt	-	434,572
Amortization of debt issue costs	-	85,000
Amortization of debt discount	14,676	7,444,770
Change in fair value of derivative liability	-	(130,903)
Accrued interest on convertible notes	5,961	91,870
Gain on sale of assets	1,700	-
Changes in operating assets and liabilities, net of
effects of acquisition:
Accounts receivable	352,818	(20,558)
Inventories	(423)	44,129
Prepaid expenses and other current assets	(76,774)	(45,148)
Other assets	31,300	(9,360)
Accounts payable	(152,285)	(147,635)
Accrued expenses	(148,905)	245,924
Deferred revenue	(177,589)	89,173
Net cash provided by operating activities	376,624	359,289
Cash Flows from Investing Activities:
Purchases of property and equipment	(132,511)	(23,159)
Additions to capitalized software development costs	(1,189)	(32,981)
Cash acquired in acquisition of GSI, net of cash paid	234,535	-
Cash paid for acquisition of PFI	-	(378,189)
Costs incurred for purchase of GSI	(130,054)	-
Costs incurred for purchase of PFI	-	(47,500)
Net cash used in investing activities	(29,219)	(481,829)
Cash Flows from Financing Activities:
Proceeds from notes payable to related parties	10,000	80,000
Proceeds from notes payable	-	715,000
Payments on capital lease obligations	(4,075)	(4,963)
Principal and interest payments on notes payable to related partie	(346,562)	(163,455)
Principal payments on convertible notes to related parties	(200,000)	(200,000)
Net cash (used in) provided by financing activities	(540,637)	426,582
Net change in cash	(193,232)	304,042
continued.

Cash, beginning of period	762,051	458,009
Cash, end of period	$ 568,819	$ 762,051
Supplemental disclosure of cash flow information -
Cash paid during the period for:
Interest	$ 99,320	$ 42,768
Income taxes	$ 4,000	$ 34,254

Supplemental Schedule of Noncash Investing
and Financing Activities:	2006	2005

Issuance of common stock as acquisition cost	$254,100	$323,400
Issuance of notes payable in acquisition	$-	$200,000
Issuance of common stock as finder's fees	$-	$95,769
Issuance of preferred stock on conversion of debt	$-	$800,000
Issuance of common stock on conversion of preferred stock	$2,500	$2,500
Issuance of common stock on conversion of debt
and accrued interest	$-	$5,397,345
Estimated fair value of common stock issued in connection
with acquisition	$4,266,388	$-
Estimated fair value of warrants issued in connection
with acquisition	$-	$2,205,000
Estimated fair value of debt discount in connection with
issuance of convertible note payable	$-	$374,165
Reclassification of warrant liability	$-	$7,302,899
Accrual for patent license	$250,000	$-
Equipment financed through capital lease	$12,225	$-
Issuance of preferred stock in consideration for cancellation
of warrants	$22,500	$-

See accompanying notes to consolidated financial statements.

VillageEDOCS and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2006 and 2005

1.               Background, Organization and Basis of Presentation

VillageEDOCS (the "Company" or "VillageEDOCS") was incorporated in 1995 in Delaware and reincorporated in California in 1997. The Company has historically operated an electronic document delivery service marketed to organizations throughout the United States and internationally.  On February 17, 2004, the Company acquired Tailored Business Systems, Inc. ("TBS").  TBS provides various programming, processing and printing services to governmental entities, including installing software, hardware, printing and mailing of property tax forms.  On June 16, 2004, the holders of a majority of the voting capital stock of the Company voted to approve a Plan of Restructuring that included the reorganization of the Company's electronic document delivery business into a wholly owned subsidiary of the Company.  In connection with the reorganization, the Company formed MessageVision, Inc. ("MVI") on October 25, 2004.  Effective April 1, 2005, the Company acquired Phoenix Forms, Inc. dba Resolutions ("PFI" or "Resolutions").  Resolutions provides products for document management, document archiving, document imaging, document scanning, e-mail archiving, and electronic forms.  Effective May 1, 2006, the Company acquired GoSolutions, Inc. ("GSI").  GSI provides enhanced voice and data communications services including speech-driven messaging, unified communications, and audio conferencing applications. The consolidated financial statements include the accounts of the Company and those of MVI, TBS, Resolutions, and GSI, its wholly owned subsidiaries, since October 25, 2004, February 17, 2004, April 1, 2005, and May 1, 2006, respectively.   All significant inter-company transactions and balances have been eliminated in consolidation.

2.               Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant losses since inception, and has a working capital deficit of $3,135,727.  The Company's losses are continuing and are expected to continue until such time as the Company is able to sufficiently expand its existing businesses or is able to consummate business combination transactions with other businesses whose profits are sufficient to offset any ongoing losses from operating the holding company that owns GSI, Resolutions, TBS and MVI.

The Company's success is dependent upon numerous items, certain of which are the successful growth of revenues from its products and services, its ability to obtain new customers in order to achieve levels of revenues adequate to support the Company's current and future cost structure, and its success in obtaining financing for equipment and operations, for which there is no assurance. Unanticipated problems, expenses, and delays are frequently encountered in establishing and maintaining profitable operations.  These include, but are not limited to, competition, the need to develop customer support capabilities and market expertise, setbacks in product development, technical difficulties, market acceptance and sales and marketing.  The failure of the Company to meet any of these conditions could have a materially adverse effect on the Company and may force the Company to reduce or curtail operations. No assurance can be given that the Company can achieve or maintain profitable operations.

The Company believes it will have adequate cash to sustain operations until it achieves sustained profitability.  However, until the Company has a history of maintaining revenue levels sufficient to support its operations and repay its working capital deficit, the Company may require additional financing. Sources of financing could include capital infusions, additional equity financing or debt offerings.  Although cash flows from operations have recently improved to a level sufficient to support operating expenses, should such cash flows decrease for any reason, management plans to obtain debt and equity financing from new and existing stockholders.    There can be no assurance that funding will be available on acceptable terms, if at all, or that such funds, if raised, would enable the Company to achieve or sustain profitable operations.

These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern.  The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the classification of liabilities that might result from the outcome of these uncertainties.

3.               Summary of Significant Accounting Policies

a.      Segments of an Enterprise and Related Information

The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires the Company to report information about segments of its business in annual financial statements and requires it to report selected segment information in its quarterly reports issued to stockholders. SFAS No. 131 also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers. The Company's five reportable segments are managed separately based on fundamental differences in their operations. At December 31, 2006, the Company operated in the following five reportable segments (see Note 12):

(a)  Electronic document delivery services,
(b)  Government accounting solutions,
(c)  Electronic forms,
(d)  Integrated communications, and
(e)  Corporate.

The Company evaluates performance and allocates resources based upon operating income. The accounting policies of the reportable segments are the same as those described in this summary of significant accounting policies.

b.     Concentration of Credit Risk

The Company extends credit to its customers and performs ongoing credit evaluations of such customers.  The Company does not obtain collateral to secure its accounts receivable.  MVI and GSI generally require a valid credit card or ACH debit account to collateralize credit extended to non-corporate clients. The Company evaluates its accounts receivable on a regular basis for collectibility and provides for an allowance for potential credit losses as deemed necessary.  At December 31, 2006, the Company has recorded an allowance for doubtful accounts of approximately $70,000.

For the year ended December 31, 2006, independent representatives of one enterprise accounted for approximately 23% of total revenues.  There were no such concentrations for the year ended December 31, 2005.

No single customer accounted for more than 10% of accounts receivable at December 31, 2006.

c.      Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management are, among others, the realizability of accounts receivable, inventories, recoverability of long-lived assets, valuation of stock options, warrants, derivative liabilities, and deferred taxes.   Actual results could differ from those estimates.

d.     Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three to seven years.  Equipment under capital lease obligations is depreciated over the shorter of the estimated useful life or the term of the lease.  Major betterments and renewals are capitalized, while routine repairs and maintenance are charged to expense when incurred.

e.      Revenue Recognition

The Company recognizes revenue in accordance with Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," as revised by SAB No. 104.  As such, the Company recognizes revenue when persuasive evidence of an arrangement exists, title transfer has occurred, or services have been performed, the price is fixed or readily determinable and collectibility is probable.  Sales are recorded net of sales discounts.

The Company has adopted Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as well as SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions."  The SOPs generally require revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair market values of each of the elements. The fair value of an element must be based on vendor-specific objective evidence ("VSOE") of fair value. Software license revenue generated by TBS and Resolutions, allocated to a software product is recognized upon delivery of the product, or deferred and recognized in future periods to the extent that an arrangement includes one or more elements that are to be delivered at a future date and for which VSOE has not been established.  Maintenance and support revenue is recognized ratably over the maintenance term.  First-year maintenance typically is sold with the related software license and renewed on an annual basis thereafter. Estimated fair values of ongoing maintenance and support obligations are based on separate sales of renewals to other customers or upon renewal rates quoted in the contracts. For such arrangements with multiple obligations, the Company allocates revenue to each component of the arrangement based on the estimated fair value of the undelivered elements. Fair value of services, such as consulting or training, is based upon separate sales of these services. The Company at times may enter into multiple-customer contracts in which the Company allocates revenue based on the number of specified users at each customer, and recognizes revenue upon customer acceptance and satisfying the other applicable conditions of the above described accounting policy.

Services revenue is recognized as the service is performed assuming that sufficient evidence exists to estimate the fair value of the services.  Consulting and training services are billed based on contractual hourly rates and revenues are recognized as the services are performed. Consulting services primarily consist of implementation services related to the installation of the Company's products which do not require significant customization to or modification of the underlying software code.

Revenue from subscription agreements consists of fixed monthly fees and usage charges, generally based on per minute rates.  Subscription agreement revenue related to MVI and GSI usage service charges are billed monthly in arrears and the associated revenues are recognized in the month of service. Recurring charges for the GoSolo™ platform are billed in advance on a monthly basis and recorded as deferred revenues. The Company recognizes subscription agreement revenue ratably over the service period, which management believes approximates the actual provision of services. Professional service fee revenue consists of consulting fees charged to enterprise clients for GoSolo™ platform enhancements. The Company recognizes professional service fee revenue on a time and materials basis over the service period, which management believes approximates the actual provision of services.  Wholesale enhanced voicemail services consists of fees charged to telecommunications providers for use of the GoSolo™ platform to provide their customers with hosted electronic voicemail, billed monthly in arrears and the associated revenues are recognized in the month of service.

Significant management judgments and estimates must be made in connection with determination of the revenue to be recognized in any accounting period. If the Company made different judgments or utilized different estimates for any period, material differences in the amount and timing of revenue recognized could result.

f.      Product and Technology Development

Product and technology development expense includes personnel costs relating to developing the features, content and functionality of MVI's internet-enabled fax services and web site, TBS's government accounting software, Resolution's electronic form software, and GSI's communications services.  Product and technology development costs are expensed as incurred.

g.     Advertising

The Company expenses all advertising costs as incurred.  Advertising costs were $99,236 and $100,055 for the years ended December 31, 2006 and 2005, respectively.

h.   Risks and Uncertainties

The Company operates in industries that are subject to intense competition, government regulation and rapid technological change.  The Company's operations are subject to significant risks and uncertainties including financial, operational, technological, regulatory and other risks associated with an operating business, including the potential risk of business failure.

i.    Fair Value of Financial Instruments

The carrying amount of certain of the Company's financial instruments as of December 31, 2006 approximate their respective fair values because of the short-term nature of these instruments. Such instruments consist of cash, accounts receivable, accounts payable, accrued expenses, capital lease obligations, and notes payable. The fair value of convertible notes payable to related parties is not determinable as the borrowings are with related parties.

j.  Loss per Share

Basic loss per share is computed by dividing loss available to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional common shares were dilutive.  All potentially dilutive shares, approximately 4,149,548 and 17,741,983 as of December 31, 2006 and 2005, respectively, have been excluded from diluted loss per share, as their effect would be anti-dilutive for the periods then ended.

k.   Comprehensive Income

The Company has no other items of comprehensive income.

l.       Web Site Development Costs

During the years ended December 31, 2006 and 2005, the Company did not capitalize any additional amounts related to its web site in accordance with the Emerging Issues Task Force ("EITF") Issue No. 00-2, "Accounting for Web Site Development Costs."  Web site development costs were amortized using the straight-line method over the estimated useful life of three years.  During the years ended December 31, 2006 and 2005, the Company recorded amortization of web site development costs of $0 and $7,319, respectively.

m.             Software Development Costs

The Company capitalizes software development costs pursuant to SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," after technological feasibility of the software is established, which is generally the completion of a working prototype and ends upon general release of the product to the Company's customers. All costs incurred in the research and development of new software and costs incurred prior to the establishment of technological feasibility are expensed as incurred. Capitalized costs consist of direct costs and allocated overhead associated with the development of the software products.  Amortization of software development costs commences when the product becomes available for general release to customers and is computed based on the straight-line method over the software's estimated economic life of approximately three years.  The Company reviews the unamortized software development costs at each balance sheet date and, if necessary, will write down the balance to net realizable value if the unamortized costs exceed the net realizable value of the asset.  At December 31, 2006, management determined that no impairment existed.

n.     Income Taxes

The Company accounts for income taxes in accordance with the asset and liability method for financial accounting and reporting purposes.  Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

o.     Stock-Based Compensation

At December 31, 2006, the Company had two stock-based compensation plans.

On January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), "Share-Based Payment," ("SFAS 123(R)") which establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on accounting for transactions where an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments, including stock options, based on the grant-date fair value of the award and to recognize it as compensation expense over the period the employee is required to provide service in exchange for the award, usually the vesting period. SFAS 123(R) supersedes the Company's previous accounting under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25") for periods beginning in fiscal 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 107, "Valuation of Share-Based Payment Arrangements for Public Companies" ("SAB No. 107") relating to SFAS 123(R). The Company has applied the provisions of SAB No. 107 in its adoption of SFAS 123(R).

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company's fiscal year 2006. The Company's consolidated financial statements as of and for the year ended December 31, 2006 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, the Company's consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R).

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company's consolidated statement of operations. Prior to the adoption of SFAS 123(R), the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Under the intrinsic value method, stock-based compensation expense was recognized in the Company's consolidated statements of operations, other than for option grants to employees below the fair market value of the underlying stock at the date of grant.  No option-based employee compensation cost was recognized in the consolidated statement of operations for the year ended December 31, 2005, as all options granted under these plans had an exercise price equal to or greater than the fair market value of the underlying common stock on the date of grant.

Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. Stock-based compensation expense recognized in the Company's consolidated statement of operations for the year ended December 31, 2006 included compensation expense for share-based payment awards granted prior to, but not yet vested as of December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123 and compensation expense for the share-based payment awards granted subsequent to December 31, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). As stock-based compensation expense recognized in the consolidated statement of operations for the year ended December 31, 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The estimated average forfeiture rate for the year ended December 31, 2006, of approximately 11% was based on historical forfeiture experience and estimated future employee forfeitures. The estimated pricing term of option grants for 2006 was five years. In the Company's pro forma information required under SFAS 123 for the periods prior to fiscal 2006, the Company accounted for forfeitures as they occurred.

SFAS 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options to be classified as financing cash flows. Due to the Company's loss position, there were no such tax benefits during the year ended December 31, 2006. Prior to the adoption of SFAS 123(R) those benefits would have been reported as operating cash flows had the Company received any tax benefits related to stock option exercises.

Description of Plans

The Company's stock option plans provide for grants of options to employees and directors of the Company to purchase the Company's shares, as determined by management and the board of directors, at the fair value of such shares on the grant date. The options generally vest over a five-year period beginning on the grant date and have a seven-year term. As of December 31, 2006, the Company is authorized to issue up to 65,000,000 shares under these plans and has approximately 26,000,000 shares available for future issuances.

Summary of Assumptions and Activity

The fair value of stock-based awards to employees and directors is calculated using the Black-Scholes option pricing model even though the model was developed to estimate the fair value of freely tradeable, fully transferable options without vesting restrictions, which differ significantly from the Company's stock options. The Black-Scholes model also requires subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The expected term of options granted is derived from historical data on employee exercises and post-vesting employment termination behavior. The risk-free rate selected to value any particular grant is based on the U.S. Treasury rate that corresponds to the pricing term of the grant effective as of the date of the grant. The expected volatility is based on the historical volatility of the Company's stock price. These factors could change in the future, affecting the determination of stock-based compensation expense in future periods.  The fair value of options granted was estimated using the following weighted-averae assumptions:

	2006	2005
Stock options:
Expected term (in years)	5.0	5.3
Expected volatility	316%	209%
Risk-free interest rate	3.55%	3.80%
Dividend yield	-	-

The following table illustrates the effect on net loss and net loss per share for the year ended December 31, 2005 as if the Company had applied the fair value recognition provisions of SFAS 123 to options granted under the Company's stock option plans. For purposes of this pro forma disclosure, the fair value of the options is estimated using the Black-Scholes option-pricing model and amortized on a straight-line basis to expense over the options' vesting period:

Year
Ended
December 31,
2005

Net loss - as reported	$ (8,144,928)
Add: Share-based employee compensation
expense included in net loss - as reported	-
Deduct: Share-based employee compensation
expense determined under fair value method,
net of related tax effects - pro forma	(960,000)
Net loss - pro forma	(9,104,928)

Basic and diluted loss available to common
stockholders per common share - as reported	$ (0.10)

Basic and diluted loss available to common
stockholders per common share - pro forma	$ (0.11)

A summary of option activity as of December 31, 2006 and changes during the year then ended, is presented below:

	December 31, 2006
		Weighted-Average
			Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term (Years)	Value
Options outstanding at January 1, 2006	27,184,670	$0.22
Options granted	14,120,000	$0.15
Options forfeited	(2,333,113)	$0.28
Options exercised	-	$-
Options outstanding at December 31, 2006	38,971,557	$0.19	5.7	$21,000
Options vested or expected to vest	37,216,997	$0.19	5.7	$21,000
Options exercisable at December 31, 2006	22,419,108	$0.26	4.1	$21,000

The weighted-average grant date fair value of options granted during 2006 was $0.14 per option.  Upon the exercise of options, the Company issues new shares from its authorized shares.

As of December 31, 2006, there was $1,013,714 of total unrecognized compensation cost related to employee and director stock option compensation arrangements. That cost is expected to be recognized on a straight-line basis over the next 4.1 weighted average years.

As a result of adopting SFAS 123(R) on January 1, 2006, the Company's loss before provision for income taxes and net loss for 2006 was $557,111 higher than if it had continued to account for share-based compensation under APB 25. Basic and diluted net loss per share for 2006 was not affected by the adoption of SFAS 123(R).

The following table summarizes stock-based compensation expense related to employee and director stock options under SFAS 123(R) for the year ended December 31, 2006, net of estimated forfeitures, which was allocated as follows:

Year
Ended
December 31,
2006

Stock-based compensation expense included in:
General and administrative	$557,111

All issuances of the Company's stock for non-cash consideration have been assigned a dollar amount equaling either the market value of the shares issued or the value of consideration received whichever is more readily determinable. The majority of the non-cash consideration received pertains to services rendered by consultants and others and has been valued at the market value of the shares issued. In certain issuances, the Company may discount the value assigned to the issued shares for illiquidity and restrictions on resale.

p.               Inventories

Inventories consist primarily of supplies, forms, envelopes, and software licenses purchased for resale.  Cost is determined on a first-in, first-out basis.  The Company periodically reviews its inventory quantities on hand and adjusts for excess and obsolete inventory based primarily on historical usage rates and its estimated forecast of product demand.  Actual demand may differ from the Company's estimates.  Once established, write-downs of inventory are considered permanent adjustments to the basis of the excess or obsolete inventory.

q.               Goodwill and Other Intangible Assets

Goodwill represents the excess of acquisition cost over the net assets acquired in a business combination and is not amortized in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets." The provisions of SFAS No. 142 require that the Company allocate its goodwill to its various reporting units, determine the carrying value of those businesses, and estimate the fair value of the reporting units so that a two-step goodwill impairment test can be performed.  In the first step of the goodwill impairment test, the fair value of each reporting unit is compared to its carrying value.  Management reviews, on an annual basis, the carrying value of goodwill in order to determine whether impairment has occurred.  Impairment is based on several factors including the Company's projection of future undiscounted operating cash flows. If an impairment of the carrying value were to be indicated by this review, the Company would perform the second step of the goodwill impairment test in order to determine the amount of goodwill impairment, if any.

The changes in the carrying amount of goodwill for the year ended December 31, 2006 are as follows (see Note 5):

Balance, December 31, 2005	$5,166,132
Goodwill acquired	3,805,351
Goodwill adjustment related to PFI	(279,000)

Balance, December 31, 2006	$8,692,483

The Company performed an impairment test on goodwill as of December 31, 2006.  Based on its analysis as of December 31, 2006, the Company's management believes there is no impairment of its goodwill.  There can be no assurance, however, that market conditions will not change or demand for the Company's products or services will continue, which could result in impairment of goodwill in the future.

Identifiable intangibles acquired in connection with business acquisitions are recorded at their respective fair values (see Note 5).  Deferred income taxes have been recorded to the extent of differences between the fair value and the tax basis of the assets acquired and liabilities assumed.

r.                Beneficial Conversion Feature

The convertible features of convertible notes provides for a rate of conversion that is below market value (see Note 6). Such feature is normally characterized as a "beneficial conversion feature" ("BCF"). Pursuant to EITF No. 98-5 "Accounting For Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratio" and EITF No. 00-27,"Application of EITF Issue No. 98-5 To Certain Convertible Instruments," the relative fair values of the BCFs have been recorded as a discount from the face amount of the respective debt instrument. The Company is amortizing the discount using the effective interest method through maturity of such instruments. The Company records the corresponding unamortized debt discount related to the BCF as interest expense when the related instrument is converted into the Company's common stock.

s.                Long-Lived Assets

In the event that facts and circumstances indicate that equipment or other long-lived assets may be impaired, an evaluation of recoverability would be performed.  If an evaluation is required, the estimated future discounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment charge is necessary.  The amount of long-lived asset impairment, if any, is charged to operations in the period in which long-lived asset impairment is determined.  At December 31, 2006, management believes there is no impairment of its long-lived assets.  There can be no assurance, however, that market conditions will not change or demand for the Company's products or services will continue, which could result in impairment of long-lived assets in the future.

t.                 Warranty Costs

The Company provides a limited 90 day warranty on certain products sold. Estimated future warranty obligations related to certain products and services are provided by charges to operations in the period in which the related revenue is recognized. As of December 31, 2006, management of the Company determined that a warranty reserve was not necessary.  In addition, the charges to expense during the years ended December 31, 2006 and 2005 were insignificant.

u.     New Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board ("FASB") finalized and issued Interpretation No. 48, ("FIN 48"), entitled "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 ," which defines the threshold for recognizing the benefits of tax return positions as well as guidance regarding the measurement of the resulting tax benefits. FIN 48 requires a company to recognize for financial statement purposes the impact of a tax position if that position is "more likely than not" to prevail (defined as a likelihood of more than fifty percent of being sustained upon audit, based on the technical merits of the tax position). FIN 48 will be effective as of the beginning of the Company's fiscal year ending December 31, 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to retained earnings. The Company is currently evaluating the impact of adopting FIN 48 on its consolidated financial statements.

In September 2006, the SEC Staff issued SAB No. 108 "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" to require registrants to quantify financial statement misstatements that have been accumulating in their financial statements for years and to correct them, if material, without restating. Under the provisions of SAB No. 108, financial statement misstatements are to be quantified and evaluated for materiality using both balance sheet and income statement approaches. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The adoption of this pronouncement did not have a material impact on the Company's consolidated results of operations or financial condition.

In September 2006, the FASB issued SFAS No. 157, entitled "Fair Value Measurements," to define fair value, establish a framework for measuring fair value and expand disclosures about fair value measurements. This statement provides guidance related to the definition of fair value, the methods used to measure fair value and disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting SFAS No. 157 on its consolidated financial statements.

v.               Derivative Financial Instruments

In connection with the issuance of certain convertible notes payable (see Note 6), the terms of the notes payable provided for a conversion of the notes into shares of the Company's common stock at a rate which was determined to be variable. The Company determined that the variable conversion feature was an embedded derivative instrument pursuant to SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. The accounting treatment of derivative financial instruments required that the Company record the derivatives and related warrants at their fair values as of the inception date of the note agreements and at fair value as of each subsequent balance sheet date. In addition, under the provisions of EITF Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock," as a result of entering into the note agreements, the Company was required to classify all other non-employee warrants as derivative liabilities and record them at their fair values at each balance sheet date. Any change in fair value was recorded as non-operating, non-cash income or expense at each balance sheet date. If the fair value of the derivatives was higher at the subsequent balance sheet date, the Company recorded a non-operating, non-cash charge. If the fair value of the derivatives was lower at the subsequent balance sheet date, the Company recorded non-operating, non-cash income.

At December 31, 2006, the Company had no derivative liabilities since the related variable debt instruments were settled in full in 2005.  During 2005, the Company recognized other income of $130,903 related to recording the derivative liabilities at fair value.  At the settlement date, the remaining derivative liabilities with a value of $7,302,899 were reclassified to additional paid-in capital.

Warrant-related derivatives were valued using the Black-Scholes Option Pricing Model with the following assumptions during the year ended December 31, 2005: dividend yield of 0%; average annual volatility of 209%; and an average risk free interest rate of 3.8%.

4.               Property and Equipment

            Property and equipment consist of the following as of December 31, 2006:

Computer equipment	$685,667
Furniture and equipment	675,333
Automobiles	98,116
Software	211,970
1,671,086
Less-- accumulated depreciation	(1,197,429)
$473,657

Depreciation expense for property and equipment for 2006 and 2005 was $279,865 and $156,452, respectively.

5.               Acquisitions and Intangible Assets

TBS

On February 17, 2004, the Company purchased 100% of the issued and outstanding capital stock of TBS from Stephen A. Garner and James L. Campbell.  On May 1, 2006 and pursuant to the TBS acquisition agreement, the Company issued 1,100,000 shares of common stock to each of Messrs. Garner and Campbell.  The shares were valued at $0.11 per share (the estimated fair value on the date that the shares were earned) and recorded as additional purchase price.

On June 29, 2006 and in connection with the acquisition of TBS, the Company issued 110,000 shares of its restricted common stock to a non-affiliate pursuant to a finder's fee agreement.  The shares were valued at $0.11 per share (the estimated fair value on the date that the shares were earned) and recorded as additional purchase price.

GSI

Effective May 1, 2006, VEDO Merger Sub, Inc., a wholly owned subsidiary of VillageEDOCS, acquired 100% of the outstanding common and preferred stock of GSI (the "Acquisition").

GSI is a Florida corporation formed in 2000 to acquire Go Solo Technologies, Inc., which has been operating continuously since 1999.  GSI is headquartered in St. Petersburg, Florida.

The terms of the Acquisition were the result of arms-length negotiations.  None of the GSI shareholders were previously affiliated with VillageEDOCS.

GSI is an emerging integrated communications provider offering Web based communication services that enables users to utilize naturally spoken voice commands and a telephone to gain access to a wide range of vital Internet and database driven information services as well as its proprietary unified messaging and enhanced services platform, GoSolo (TM). The GoSolo (TM) platform provides toll-free telephone service primarily to enterprises, their independent representatives and individual consumers.

The Company acquired GSI because it believes that the combined entities will be able to create a more complete suite of business products and services, more effectively sell and market its business product and service offerings, create a unified applications platform, increase the likelihood of accessing public capital markets and obtaining conventional financing from commercial banks, and respond more quickly and effectively to technological change, increased competition and market demands.

Effective May 1, 2006, VillageEDOCS issued 42,663,879 shares of its common stock, net of approximately 17,336,121 shares not issued in connection with two settlements (see below), with an estimated fair value of $4,266,388, to GSI's stockholders.  VillageEDOCS' common stock was valued at $0.10 per share, the fair value of VillageEDOCS' common stock on the date of the acquisition.

In connection with the Acquisition, VillageEDOCS and dissenting shareholders of GSI holding approximately 1,771,000 and 3,021,000 shares of GSI's common and preferred Series A stock, respectively, entered into settlement agreements (the "Settlement Agreements").  Pursuant to the Settlement Agreements, the dissenting shareholders agreed to waive all dissenters' rights regarding approval of the Acquisition.  In exchange for the waiver, VillageEDOCS agreed to pay cash in the amount of $965,000 in lieu of shares of its common stock.

The Acquisition has been accounted for using the purchase method of accounting.

VillageEDOCS funded the required payment under the Settlement Agreements with proceeds from GSI's cash balance of $965,000, $840,000 of which was provided by its $1,000,000 revolving line of credit with a financial institution (see Note 6).

In connection with the Acquisition, VillageEDOCS incurred approximately $130,000 in acquisition-related costs including, but not limited to, expenses incurred for legal, accounting and travel.

The acquisition price was comprised of the following:

Cash in accordance with settlement agreements	$965,000
Estimated fair value of VillageEDOCS' common stock	4,266,388
Legal, accounting, and other costs	130,054
$5,361,442

The following represents an allocation of the purchase price over the historical net book value of the acquired assets and liabilities of GSI as of May 1, 2006, the effective date of the Acquisition:

Cash	$1,199,535
Accounts receivable, net	332,457
Prepaid expenses and other current assets	68,912
Property and equipment, net	240,272
Other assets	34,895
Line of credit	(840,000)
Deferred revenue	(1,386,194)
Other liabilities	(949,686)
Net tangible liabilities assumed	(1,299,809)

Identifiable intangibles:
Customer relationships	2,200,000
Technology	490,000
Trade names and marks	420,000
Goodwill	3,551,251
$5,361,442

The pro forma combined historical results, as if GSI had been acquired as of the beginning of the periods presented and as if PFI had been acquired as of the beginning of the 2005 period, are estimated as follows:

	Year	Year
	Ended	Ended
	December 31, 2006	December 31, 2005
Net sales	$15,079,240	$16,200,366
Net loss	$(1,173,259)	$(8,210,239)
Weighted average common
shares outstanding:
basic and diluted	145,211,587	125,275,112
Loss per share:
basic and diluted	$(0.01)	$(0.07)

The pro forma information has been prepared for comparative purposes only and does not purport to be indicative of what would have occurred had the acquisition actually been made at such date, nor is it necessarily indicative of future operating results.

Other Intangible Assets

Based on certain asserted claims of potential patent infringements from Catch Curve, Inc., a Delaware corporation ("Catch Curve"), the Company recorded an estimated expense of $325,000 at December 31, 2005 related to potential settlement costs of the claims.  On May 12, 2006, the Company entered into a Patent License Agreement (the "License Agreement") with Catch Curve.  Pursuant to the License Agreement, Catch Curve granted the Company a worldwide, non-exclusive, non-divisible, fully paid-up license to use certain patented technology in connection with any facsimile products or services made or sold by the Company or its subsidiaries.  The Company is obligated to make aggregate license payments of $600,000 over a period of up to thirty-two months beginning on May 12, 2006, at which time no further payments are required under the License Agreement.   License payments of $180,000 are due in each of the years ended December 31, 2007 and 2008. The License Agreement stipulates that $350,000 of the total license fee is attributable to sales of products and services prior to the date of the License Agreement.  The remainder of $250,000 is attributable to sales of products and services subsequent to the date of the License Agreement. Accordingly, on May 12, 2006, the Company recorded an additional $25,000 of expense and recorded an intangible asset in the amount of $250,000.  The intangible asset will be amortized over 58 months, the current remaining life of the patents covered by the License Agreement.  During 2006, the Company made license payments of $120,000 under the License Agreement.  At December 31, 2006, the unpaid balance due was $360,000.  In accordance with the terms of the License Agreement, the Company has classified $180,000 of the total amount due as a current liability and has classified the remainder of $180,000 as a long-term liability on the accompanying consolidated balance sheet.

Other intangible assets consist of the following as of December 31, 2006:

	Estimated Useful Life	Gross Carrying	Accumulated	Net Carrying
	(Years)	Amount	Amortization	Amount
Corporate:
License agreement	Five	$250,000	$(32,327)	$217,673

TBS:
Customer list	Ten	500,000	(143,750)	356,250
Trade name	Five	50,000	(28,750)	21,250
		550,000	(172,500)	377,500
Resolutions:
Customer relationships	Ten	570,000	(101,925)	468,075
Software development	Five	104,170	(21,815)	82,355
Trade name	Five	50,000	(17,500)	32,500
Covenant not to compete	Three	26,100	(13,050)	13,050
		750,270	(154,290)	595,980
GSI:
Customer relationships	Ten	2,200,000	(146,667)	2,053,333
Technology	Five	490,000	(65,333)	424,667
Trade names and marks	Ten	420,000	(28,000)	392,000
		3,110,000	(240,000)	2,870,000

Total other intangible assets		$4,660,270	$(599,117)	$4,061,153

Amortization of other intangible assets was $417,321 and $129,296 during 2006 and 2005, respectively.  During 2006, the Company capitalized $3,110,000 in connection with the acquisition of GSI, $1,189 related to software development costs, and $250,000 in connection with a license agreement.

The estimated amortization expense for the next five years is as follows:

Years Ending December 31,

2007	$566,000
2008	562,000
2009	549,000
2010	539,000
2011	419,000
$2,635,000

6.               Debt

Bank Lines of Credit

In connection with the acquisition of GSI, the Company has a $1,000,000 revolving line of credit (the "Line") with a financial institution and used the proceeds to fund a required payment of $840,000 pursuant to the Settlement Agreements with dissenting shareholders of GSI.  The Line matures on September 12, 2007.  Interest on outstanding borrowings is payable monthly at a rate equal to the prime rate (8% per annum as of December 31, 2006 and subject to adjustment).  The line is collateralized by the assets of GSI and guaranteed by four shareholders of the Company who were formerly shareholders of GSI.   As of December 31, 2006, no principal payments have been made against outstanding borrowings of $840,000 and the Company was in compliance with all loan covenants.

Effective September 30, 2006, VillageEDOCS obtained a $500,000 revolving line of credit ("RLOC") with a financial institution.  The RLOC is guaranteed by a shareholder of the Company.  Interest on outstanding borrowings is payable monthly at an annual rate of interest equal to LIBOR plus 2%.  As of December 31, 2006, the Company had not utilized the RLOC and was in compliance with all loan covenants,

Effective November 28, 2005, TBS renewed a $100,000 revolving line of credit ("TBS RLOC)" with a financial institution.  The TBS RLOC is guaranteed by the assets of TBS.   Interest on outstanding borrowings is payable monthly at a variable annual rate equal to the financial institution's prime rate in effect.  As of December 31, 2006, the Company had not utilized the TBS RLOC and was in compliance with all loan covenants.

C. Alan and Joan P. Williams

On February 17, 2004, the Company borrowed $1,700,000 from C. Alan and Joan P. Williams, a related party, and issued a convertible promissory note, bearing interest at 10 percent per annum.  The note and accrued interest are due at the earlier of one of three events: 1) October 31, 2007; 2) acquisition of a controlling interest in the Company by a third party; or 3) the Company achieves equity financing of a minimum of $3,000,000.  Effective April 14, 2005, pursuant to an amendment to the note, the conversion price was fixed at $0.14 per share.  As an incentive for Mr. and Mrs. Williams to provide the loan, the Company issued them a warrant to purchase 5,000,000 shares of the Company's restricted common stock at $0.10 per share exercisable until February 17, 2009.  In connection with the issuance of the note, the Company recorded a debt discount of $730,000, consisting of an embedded put option of $280,000 and the fair value of the warrant of $450,000, which were recorded as derivative liabilities upon note issuance and subsequently reclassified to additional paid-in capital (see Note 3).  The Company is amortizing the discount using the effective interest method through October 31, 2007.

On February 10, 2005, the Company received notice from Mr. and Mrs. Williams of their intent to convert $3,682,609 in previously issued convertible secured promissory notes payable and accrued interest thereon to 40,332,669 shares of the Company's restricted common stock.  Per the terms of the convertible secured promissory notes, the conversion price with respect to $1,939,652 in principal and interest was $0.07 per share.  The conversion price with respect to $853,091 in principal and interest was $0.1275 per common share, which was eighty-five percent of the average of the Company's common stock closing bid price on the Over-The-Counter Bulletin Board for the ten consecutive trading days prior to February 10, 2005.  The conversion price with respect to $889,866 in principal and interest was $0.15 per share, which was the average of the Company's common stock closing bid price on the Over-The-Counter Bulletin Board for the ten consecutive trading days prior to February 10, 2005.

On June 30, 2005, the Company accepted notices from a group of 18 holders of an aggregate of $715,000 in convertible secured promissory notes payable (the "Note Holders") of their intent to convert the entire amount of outstanding principal on their notes to an aggregate of 7,150,000 shares of VillageEDOCS' restricted common stock at $0.10 per share.  The shares were issued on June 30, 2005.  The Note Holders had previously purchased their notes from Mr. and Mrs. Williams during June 2005.  The Company and the Note Holders subsequently executed agreements to amend the terms of the notes to reduce the conversion price to $0.10 per share from $0.14 per share subject to the notes being converted to common stock within 30 days of the date of the amendment.  The amendment to the conversion price was recorded as an inducement, and accordingly, the Company recorded additional interest expense of $333,858 at the time of conversion.  In addition, in connection with the repricing, the Company recorded additional debt discount of $87,190 related to BCF, which was immediately recorded as interest expense upon conversion.

On June 30, 2005, in connection with the conversion of the notes, the Company issued an aggregate of 500,010 shares of its restricted common stock to five individuals as finders' fees.  The 500,010 shares were valued at $0.15 per share (fair value on date of issuance) and recorded as interest expense during 2005.

On September 30, 2005, the Company accepted notices from a group of seven holders of an aggregate of $220,000 in convertible secured promissory notes payable of their intent to convert the entire amount of outstanding principal on their notes to an aggregate of 2,200,000 shares of VillageEDOCS' restricted common stock at $0.10 per share.   The shares were issued on September 30, 2005.  The note holders had previously purchased their notes from Mr. and Mrs. Williams during August and September 2005.  The Company and the note holders subsequently executed agreements to amend the terms of the notes to reduce the conversion price to $0.10 per share from $0.14 per share subject to the notes being converted to common stock within 30 days of the date of the amendment.  The amendment to the conversion price was recorded as an inducement, and accordingly, the Company recorded additional interest expense of $100,714 at the time of conversion.  In addition, in connection with the repricing, the Company recorded additional debt discount of $45,548 related to BCF, which was immediately recorded as interest expense upon conversion.

On September 30, 2005, in connection with the conversion of the notes, the Company issued an aggregate of 148,336 shares of its restricted common stock to five individuals as finder's fees.  The 148,336 shares were valued at $0.14 per share (fair value on date of issuance) and recorded as interest expense during 2005.

During 2006 and 2005, $14,676 and $1,844,770, respectively, of interest expense was recognized in connection with the amortization of debt discount related to the notes originally held by the Williams.

Pursuant to the terms of the original notes held by the Williams, the shares of common stock underlying the notes were subject to piggyback registration rights.  The registration rights were transferred to the note nolders along with the conversion right when they purchased the notes from the Williams.

At December 31, 2006, the amount owed by the Company to Mr. and Mrs. Williams pursuant to the unpaid balance of the convertible promissory note payable was $65,000 in principal and $100,370 in unpaid interest and are included in convertible notes payable and accrued interest payable to related parties in the accompanying consolidated balance sheet.

Barron Partners, LP

On April 13, 2005, the Company issued a convertible note payable to Barron Partners, LP ("Barron") in the principal amount of $800,000 (the "Convertible Note") which was converted into 16,000,000 shares of the Company's Series A preferred stock on September 30, 2005.

In connection with the Convertible Note, the Company issued Barron a warrant ("Warrant A") to purchase up to 32,000,000 shares of its common stock at $0.10 per share (subject to adjustment, as defined).  Pursuant to the warrant agreement, the holder has the right to purchase preferred shares of the Company for a limited time, as defined.  In addition, the Company issued Barron a warrant ("Warrant B") to purchase up to 8,000,000 shares of its common stock at $0.25 per share (subject to adjustment, as defined).  Warrants A and B vested upon grant and are exercisable through April 2010.  The warrants contain certain cashless exercise and anti-dilution provisions, as defined.

In connection with the issuance of the Convertible Note, the Company recorded a debt discount of $800,000 and interest expense of $5,600,000 (based on accounting treatment proscribed under EITF 00-19 - see Note 3), related to the fair value of the warrants of $6,400,000.  The Company amortized the discount using the effective interest method through September 2005, at which time the Convertible Note was converted into 16,000,000 shares of Series A Preferred Stock (see Note 7).  During the nine months ended September 30, 2005, the Company amortized the entire amount of the debt discount and charged $800,000 to interest expense.

The Company and Barron entered into a Registration Rights Agreement pursuant to which the Company agreed to prepare and file with the Securities and Exchange Commission a registration statement covering the resale of the securities underlying the convertible promissory note and the warrants within 60 days of April 13, 2005.  The Company satisfied that requirement by filing a registration statement on Form SB-2 on June 13, 2005.  The registration statement, as amended, was declared effective by the U.S. Securities and Exchange Commission on August 10, 2005.

The Convertible Note and Warrants A and B include provisions prohibiting the holder from converting the Convertible Note or exercising a warrant if, after such conversion or exercise, the holder and its affiliates would beneficially own more than 4.99% of the outstanding shares of Company's common stock.  This restriction (a) may be revoked upon sixty-one (61) days prior notice from the holder to the Company and (b) shall not apply in the event of a sale by the Company of substantially all of its assets, or a merger involving the Company or an underwritten public offering of the Company's common stock.

On November 17, 2006, the Company and Barron entered into a Warrant Exchange Agreement (the "Exchange Agreement").  Pursuant to the Exchange Agreement, Barron agreed to cancel Warrants A and B to the Company.  In consideration for the cancellation of the foregoing warrants, the Company issued 22,500,000 shares of its Series A Preferred Stock to Barron.  Preferred Stock is convertible at the option of the holder into common stock on a one-for-one basis.  No gain or loss was recorded as a result of the Exchange Agreement.  Pursuant to the Exchange Agreement, the Company granted Barron certain registration rights (see Note 7).

James Townsend

On June 3, 2005, James Townsend, a holder of $779,736 in convertible secured promissory notes payable and accrued interest thereon, exercised the right to convert the entire amount of outstanding principal and interest on his notes to 7,797,361 shares of VillageEDOCS' restricted common stock at a price of $0.10 per share.

Zant Trust

On September 1, 2001, GSI executed and delivered a note payable to a related party in the principal amount of $500,000, which matured in September 2006, as amended.  The note bore interest at 10% per annum, was secured by the assets of GSI, and was paid in full during 2006.

James L. Campbell and Stephen A. Garner

In connection with the acquisition of TBS, the Company issued a $300,000 convertible promissory note to Stephen A. Garner and a $300,000 convertible promissory note to James L. Campbell (the "TBS Notes").  Messrs. Campbell and Garner are employees of TBS.  Each of the TBS Notes bore interest at 5 percent per annum and was due and payable in three equal annual installments of $100,000, with the first installment paid in February 2005, the second installment paid in March 2006 and the final installment paid in February 2007.  The TBS Notes were secured by a Stock Pledge Agreement and a Security Agreement.  In addition, Messrs. Garner and Campbell had the right to convert the balance of unpaid principal and interest of the TBS Notes into shares of the Company's common stock at the rate of 9.8 shares of common stock for each $1.00 of principal and interest to be converted.  As of December 31, 2006, the outstanding principal balance on the TBS Notes was $200,000.

Alexander Riess and William Falcon

In connection with the acquisition of Resolutions, the Company issued promissory notes in the amount of $120,000 and $80,000 to Alexander Riess and William Falcon, respectively.  Messrs. Riess and Falcon are employees of Resolutions.  The notes bore interest at 5% per annum and were paid in full in February 2006.

Also in connection with the acquisition of Resolutions, Messrs. Riess and Falcon loaned the Company $60,000 and $40,000, respectively, through February 28, 2006.  The notes bore interest at 7.5% per annum and were paid in full as of December 31, 2006.

In addition, $30,000 in related notes payable to Messrs. Riess and Falcon were assumed in the acquisition of Resolutions.  The notes were non-interest bearing. No principal payments had been made on these notes as of December 31, 2006.  The notes were paid in full as of March 1, 2007 in accordance with the acquisition agreement.

Interest Expense

Interest expense recognized on the Line and all the notes payable and convertible notes payable to related parties was $111,652 and $8,095,067 during 2006 and 2005, respectively.  Interest expense during 2006 included non-cash charges of $14,676 related to amortization of debt discount.  Interest expense during 2005 included non-cash charges of $7,444,770 related to the amortization of debt discount, $434,572 related to an inducement for the conversion of convertible notes payable, and $85,000 related to amortization of debt issue costs.

The aggregate amount of $1,135,000 in principal outstanding as of December 31, 2006 pursuant to the above debt agreements is due and payable during 2007.

7.               Stockholders' Equity (Deficit)

a.       Preferred Stock

On May 20, 2005, stockholders holding shares representing 74% of the votes entitled to be cast at a meeting of the Company's stockholders consented in writing to a proposal to amend the Company's articles of incorporation to create and establish a series of preferred stock of the Company in connection with a private placement of the Company's $800,000 convertible promissory note. The amendment authorized 48,000,000 shares of Series A Convertible Preferred Stock, par value $0.001 ("Series A Preferred Stock").  Each share of Series A Preferred Stock shall be convertible into one share of Common Stock.  Series A Preferred Stock will be immediately convertible into common stock, however, the Company is prohibited from effecting any conversion of the Series A Preferred Stock, and the holder shall not have the right to convert any portion of the Series A Preferred Stock, to the extent that after giving effect to such conversion, the holder (together with the holder's affiliates) would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to the conversion.  The foregoing restriction may be waived (a) upon sixty-one days prior notice from the holder to the Company and (b) shall not apply in the event of a sale of substantially all of the assets or securities of the Company, a merger involving the corporation or an underwritten public offering of the Company's common stock.  No dividends shall be payable with respect to the Series A Preferred Stock.  The Series A Preferred Stock shall have no voting rights, except with respect to changes in the powers, preferences or rights of the Preferred Stock.   The liquidation preference of the Series A Preferred Stock is equal to $0.05 per share (the "Liquidation Value").  Upon liquidation of the Company, holders of Series A Preferred Shares will be paid the Liquidation Value prior to distribution of any amounts to holders of our common stock.

On September 30, 2005, the Company accepted a notice from Barron Partners, LP of its intent to convert the entire amount of an $800,000 convertible promissory note to 16,000,000 shares of the Company's Series A Preferred Stock at $0.05 per share.  The shares were issued on September 30, 2005.

On October 21, 2005, the Company accepted a notice from Barron Partners, LP of its intent to convert 2,500,000 shares of the Company's Series A Preferred Stock into 2,500,000 shares of the Company's common stock.  The shares of common stock were issued on October 24, 2005.

On March 8, 2006, the Company accepted a notice from Barron Partners, LP of its intent to convert an additional 2,500,000 shares of the Company's Series A Preferred Stock into 2,500,000 shares of the Company's common stock.  The shares of common stock were issued on March 8, 2006.

On November 17, 2006, the Company and Barron entered into a Warrant Exchange Agreement (the "Exchange Agreement").  Pursuant to the Exchange Agreement, Barron agreed to cancel Warrants A and B (see Note 6).  In consideration for the cancellation of the foregoing warrants, the Company issued 22,500,000 shares of its Series A Preferred Stock to Barron.  No gain or loss was recorded as a result of the Exchange Agreement.  Pursuant to the Exchange Agreement, the Company agreed to file a registration statement on or before December 7, 2006 with respect to the common stock underlying the Preferred Stock.  The Company satisfied that requirement by filing a registration statement on Form SB-2 on December 7, 2006.  The registration statement was declared effective by the U.S. Securities and Exchange Commission on December 27, 2006.

b.       Common Stock

On May 20, 2005, stockholders holding shares representing 74% of the votes entitled to be cast at a meeting of the Company's stockholders consented in writing to a proposal to amend the Company's articles of incorporation to increase the number of authorized shares of the Company's common stock from 175,000,000 to 250,000,000, no stated par value per share.

On January 9, 2006, the Company filed a Certificate of Amendment of Articles of Incorporation with the Secretary of State of the State of California in order to increase the authorized number of shares of common stock of the Company from 250,000,000 to 400,000,000. The shareholders holding shares representing 70% of the votes entitled to be cast at a meeting of the Company's stockholders consented in writing to the proposed actions.  The Company's Board of Directors approved these actions on December 6, 2005 and recommended that the Articles of Incorporation and the Incentive Plan be amended to reflect the above action.  The Secretary of State accepted the Certificate of Amendment on January 19, 2006 with an effective date of January 9, 2006.

During 2005 and in connection with the conversion of $5,397,345 in principal and accrued interest on secured promissory notes, the Company issued an aggregate of 57,480,030 shares of its restricted common stock (see Note 6).

During 2005 and in connection with the conversion of certain notes payable, the Company issued an aggregate of 648,346 shares of its common stock as finders' fees.  The shares were valued based on their respective dates of grant and were recorded as additional interest expense in the accompanying statement of operations (see Note 6).

During February 2005 and in connection with the acquisition of TBS, the Company agreed to issue 1,100,000 shares of its restricted common stock to each of James L. Campbell and Stephen A. Garner, pursuant to the acquisition agreement.  The shares were valued at $0.14 per share (the estimated fair value on the date that the shares were earned) and recorded as additional consideration of the purchase.

During February 2005 and in connection with the acquisition of TBS, the Company agreed to issue 66,000 shares of its restricted common stock to H. Jay Hill, who is an officer and director of the Company, as a finder's fee.  The shares were valued at $0.14 per share (the estimated fair value on the date that the shares were earned) and recorded as compensation expense in the accompanying statement of operations.

During February 2005 and in connection with the acquisition of TBS, the Company agreed to issue 110,000 shares of its restricted common stock to a non-affiliate pursuant to a finder's fee agreement.  The shares were valued at $0.14 per share (the estimated fair value on the date that the shares were earned) and recorded as additional consideration of the purchase.

On April 15, 2005 and in connection with the acquisition of Resolutions, the Company agreed to issue 76,606 shares of restricted common stock to K. Mason Conner, its Chief Executive Officer and a director, as a finder's fee.  The shares were valued at $12,257 (estimated fair value based on the closing price of the Company's common stock on the date earned) and recorded as compensation expense in the accompanying statement of operations.

On June 30, 2005, the Company issued 50,000 shares of common stock to a consultant for services.  The shares were valued at $0.15 per share (fair value on date of issuance) and the Company recorded $7,500 of consulting expense in accordance with the nature of the services provided.

On May 1, 2006 and in connection with the acquisition of GSI, the Company issued 42,663,879 shares of its restricted common stock to approximately 37 shareholders of GSI (see Note 5).  The shares were valued at $0.10 per share (the estimated fair value on the date of acquisition).

On May 1, 2006 and in connection with the acquisition of TBS, the Company issued 1,100,000 shares of its restricted common stock to each of James L. Campbell and Stephen A. Garner, pursuant to the acquisition agreement.  The shares were valued at $0.11 per share (the estimated fair value on the date that the shares were earned) and recorded as additional purchase price.

On June 29, 2006 and in connection with the acquisition of TBS, the Company issued 66,000 shares of its restricted common stock to H. Jay Hill, who is an officer and director of the Company, as a finder's fee.  The shares were valued at $0.11 per share (the estimated fair value on the date that the shares were earned) and recorded as compensation expense in the accompanying statement of operations.

On June 29, 2006 and in connection with the acquisition of TBS, the Company issued 110,000 shares of its restricted common stock to a non-affiliate pursuant to a finder's fee agreement.  The shares were valued at $0.11 per share (the estimated fair value on the date that the shares were earned) and recorded as additional purchase price.

On June 29, 2006, the Company issued 160,722 shares of its restricted common stock to a non-affiliate independent contractor for project management services rendered.  The shares were valued at $0.14 per share (the estimated fair value on the date of issuance) and recorded as consulting expense in the accompanying statement of operations.

On October 31, 2006, the Company issued an aggregate of 500,000 shares of its restricted common stock to a consultant in connection with a placement agency agreement.  The 500,000 shares were valued at $0.09 per share (fair value on date of issuance) and the Company recorded $45,000 of consulting expense in the accompanying consolidated statement of operations in accordance with the nature of the services provided.

c.      Stock Options

The Company has adopted an equity incentive plan (the "2002 Plan") that authorizes the issuance of options to acquire up to 60,000,000 shares of common stock, as amended, to employees and certain outside consultants.   The 2002 Plan allows for the issuance of either non-qualified or, subject to stockholder approval, incentive stock options pursuant to Section 422 of the Internal Revenue Code. Options vest at the discretion of the Board of Directors as determined at the grant date, but not longer than a ten-year term.  Under the 2002 Plan, the exercise price of each option shall not be less than fair market value on the date the option is granted.  The number of options under the 2002 Plan available for grant at December 31, 2006, and 2005 was 23,788,645 and 35,725,532, respectively.

During 1997, the Board of Directors of the Company adopted a stock option plan (the "1997 Plan") that authorizes the issuance of options to acquire up to 5,000,000 shares of common stock to employees and certain outside consultants.  The 1997 Plan allows for the issuance of either non-qualified or incentive stock options pursuant to Section 422 of the Internal Revenue Code. Options vest at the discretion of the Board of Directors as determined at the grant date, but not longer than a ten-year term.  Under the 1997 Plan, the exercise price of each option shall not be less than 85 percent of fair market value on the date the option is granted.  The number of options under the 1997 Plan available for grant at December 31, 2006 and 2005 was 2,239,798 and 2,089,798, respectively.

During 2006, the Company granted to its employees options to purchase shares of its common stock under the 2002 Plan as follows:  13,520,000 shares at $0.15 per share, 500,000 shares at $0.16 per share, and 100,000 shares at $0.18 per share.   All options were issued above or at the fair market value on the dates of grant and vest on various dates from the date of grant through December 2011 (see Note 3).

During 2006, 2,183,113 options under the 2002 Plan and 150,000 other options were cancelled due to their expiration or the termination of employment.

During 2005, the Company granted to its employees options to purchase shares of its common stock under the 2002 Plan as follows:  4,250,000 shares at $0.16 per share, 3,906,000 shares at $0.18 per share, and 100,000 shares at $0.1875 per share.   All options were issued above or at the fair market value on the dates of grant and vest on various dates from the date of grant through October 2010.

During 2005, 1,165,000 options under the 2002 Plan were cancelled due to their expiration or the termination of employment.

Stock option activity for the years ended December 31, 2006 and 2005 is as follows:

		Weighted Average
	Number	Exercise Price
	of Options	Per Share
Outstanding at January 1, 2005	20,093,670	$0.37
Granted	8,256,000	0.17
Exercised	-	-
Canceled	(1,165,000)	0.18
Outstanding at December 31, 2005	27,184,670	0.22
Granted	14,120,000	0.15
Exercised	-	-
Canceled	(2,333,113)	0.28

Outstanding at December 31, 2006	38,971,557	$0.19

Exercisable at December 31, 2006	22,419,108	$0.26

Weighted average fair value of options granted	2005	$0.17
	2006	$0.14

The following summarizes information about options outstanding at December 31, 2006:

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
Range of	Number of	Remaining	Average	Number of	Average
Exercise	Shares	Contractual	Exercise	Shares	Exercise
Prices	Outstanding	Life (Years)	Price	Exercisable	Price

$0.10 - $0.25	38,111,398	4.1	$ 0.17	21,558,949	$ 0.17
$1.00	50,000	2.1	1.00	50,000	1.00
$2.50	810,159	3.5	2.50	810,159	2.50
	38,971,557		$ 0.19	22,419,108	$ 0.26

d.   Warrants

From time to time, the Company issues warrants pursuant to various consulting and third party agreements.

In connection with the Convertible Note (see Note 6), the Company issued Barron a warrant ("Warrant A") to purchase up to 32,000,000 shares of its common stock at $0.10 per share (subject to adjustment, as defined).  Pursuant to the warrant agreement, the holder had the right to purchase shares of the Company's preferred stock for a limited time, as defined.  In addition, the Company issued Barron a warrant ("Warrant B") to purchase up to 8,000,000 shares of its common stock at $0.25 per share (subject to adjustment, as defined) (see Note 6).  The warrants were valued using the Black-Scholes option pricing model and were valued at $6,400,000.  Warrants A and B vested upon grant and were exercisable through April 2010.  The warrants contained certain cashless exercise and anti-dilution provisions, as defined.  On November 17, 2006, the Company and Barron entered into a warrant exchange agreement (see Note 7).

The Company and Barron entered into a Registration Rights Agreement pursuant to which the Company agreed to prepare and file with the Securities and Exchange Commission a registration statement covering the resale of the securities underlying the convertible promissory note and the warrants within 60 days of April 13, 2005.  The Company satisfied that requirement by filing a registration statement on Form SB-2 on June 13, 2005.  The registration statement, as amended, was declared effective by the U.S. Securities and Exchange Commission on August 10, 2005.

On April 15, 2005 and in connection with the acquisition of PFI, the Company issued warrants to purchase an aggregate of 10,000,000 shares of VillageEDOCS' common stock at $0.15 per share.  The warrants were valued at $2,100,000 (estimated based on the Black-Scholes option pricing model) and included as consideration in the purchase price, and will vest at various amounts during the third, twelfth, twenty-fourth, and thirty-sixth months following the date of closing.

On April 15, 2005 and in connection with the acquisition of PFI, the Company agreed to issue warrants to purchase an aggregate of 200,000 and 350,000 shares of VillageEDOCS' common stock at $0.15 per share to K. Mason Conner and H. Jay Hill, respectively, as a finder's fee.  Messrs. Conner and Hill are directors and executive officers of the Company.  The warrants were valued at $105,000 (based on the Black-Scholes option pricing model) and recorded against additional paid in capital based on the nature of the employee stock-based compensation.

The following represents a summary of the warrants outstanding for the years ended December 31, 2006 and 2005:

		Weighted Average
	Number	Exercise Price
	of Warrants	Per Share
Outstanding at January 1, 2005	5,016,000	$0.10
Granted	50,550,000	0.13
Exercised	-	-
Expired/Forfeited	-	-
Balance at December 31, 2005	55,566,000	$0.13
Granted	-	-
Exercised	-	-
Expired/Forfeited	(40,000,000)	0.13
Balance at December 31, 2006	15,566,000	$0.13

Weighted average fair value of warrants granted in 2005:	$0.09

The following summarizes information about warrants outstanding at December 31, 2006:

	Warrants Outstanding and Exercisable
		Weighted
		Average	Weighted
	Number of	Remaining	Average
Exercise	Shares	Contractual	Exercise
Price	Outstanding	Life (Years)	Price

$0.10	5,000,000	3.1	$ 0.10
$0.15	10,550,000	8.3	$ 0.15
$0.18	16,000	3.3	$ 0.18

	15,566,000		$ 0.13

8.               Income Taxes

At December 31, 2006, the Company had approximately $24,376,000 and $22,173,000, respectively, of federal and state net operating loss carryforwards for tax reporting purposes available to offset future taxable income; federal and state net operating loss carryforwards expire through 2025 and 2012, respectively. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50 percent over a three-year period. At December 31, 2006, the effect of such limitation, if imposed, has not been determined.

Pursuant to Internal Revenue Code Sections 382 and 383, the use of the Company's net operating loss and credit carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within a three-year period.  The annual limitation may result in the expiration of net operating losses and credits before utilization.

Deferred tax assets consist primarily of the tax effect of net operating loss carryforwards. The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding realizability.  The valuation allowance increased approximately $497,000 and $3,029,000 during the years ended December 31, 2006 and 2005, respectively.

Deferred tax assets consist of the following at December 31, 2006:

Deferred tax assets:
Net operating loss carryforwards	$9,362,000
Purchased intangibles	(1,283,000)
Other	180,000
Less valuation allowance	(8,259,000)
----------------
$-
=========

A reconciliation of income taxes computed at the federal statutory rate of 34% to the provision for income taxes is as follows for the years ended December 31:

	2006	2005
	---------------	---------------
Computed benefit at federal statutory rate	$(295,000)	$(2,754,000)
State income tax benefit, net of federal effect	(10,000)	(473,000)
Increase in valuation allowance	497,000	3,029,000
Other	(177,995)	242,054
	----------------	----------------
	$14,005	$44,054
	=========	=========

9.               Loss per Share

Basic and diluted loss per common share is computed as follows for the years ended December 31:

	2006	2005
	--------------	--------------
Numerator for basic and diluted loss per common share:
Net loss available to common stockholders	$(882,132)	$(8,144,928)
	=========	=========

Denominator for basic and diluted loss per common share:

Weighted average common shares outstanding	131,185,095	82,728,108
	========	=========
Basic and diluted loss available to common stockholders
per common share	$(0.01)	$(0.10)
	========	=========

10.            Commitments and Contingencies

a.      Leases

The Company leases certain property and equipment under operating lease agreements (including related party leases - see Note 11) which expire on various dates through 2011 and provide for monthly lease payments ranging from $28 to $12,653.

The Company also leases equipment under a capital lease agreement which expires in August 2007 and provides for a monthly lease payment of $1,019.

Future annual minimum payments under noncancelable operating leases is as follows:

	Operating Leases
	Related Party	Other	Total

2007	$ 231,000	$ 225,000	$ 456,000
2008	238,000	132,000	370,000
2009	177,000	116,000	293,000
2010	179,000	4,000	183,000
2011	57,000	4,000	61,000
Total	$ 882,000	$ 481,000	$ 1,363,000

Rent expense for the years ended December 31, 2006 and 2005 was $371,049 (including $175,624 of related party rent) and $242,142 (including $74,400 of related party rent), respectively.

b.     Litigation

The Company is, from time to time, involved in various legal and other proceedings which arise in the ordinary course of operating its business.

In connection with our acquisition of GSI, we are entitled to certain rights of indemnification from GoSolutions Equity, LLC, which is a former shareholder of GSI that became a shareholder of the Company as a result of our acquisition of GSI.  We have made a claim of indemnification from this entity in connection with the bankruptcy of one of GSI's significant customers - Vartec Telecom, Inc. - and the facts and circumstances relating to the procurement and maintenance of the Primerica Life Insurance account and related Citigroup affiliates.  GoSolutions Equity, LLC has indicated that it does not believe that we have a valid basis for making such indemnification claims.

We have not engaged in meaningful discussions with GoSolutions Equity, LLC as it relates to our indemnification claims notice and their response to such claims notice.  Accordingly, we are unable to advise whether we will be successful in our indemnification claims against GoSolutions Equity, LLC.  Pursuant to our agreement with GSI, if we are successful, GoSolutions Equity, LLC would only be required to return up to approximately 4.4 million of our shares issued to that entity to satisfy such indemnification claims.  GoSolutions Equity, LLC is not required to contribute cash to satisfy any indemnification claims.

In March 2007, GSI was served by the Trustee for Vartec Telecom, Inc. in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, Case No. 04-81694-hdh-7.  The complaint seeks recovery of approximately $400,000 for alleged preferential transfers made in 2004.  VillageEDOCS and GSI intend to vigorously defend in an attempt to settle this case.  The Company has been advised that the maximum potential loss should be approximately $150,000; however, based on the early stage of this case, it is difficult to evaluate the merits of the claim and too early to predict with any certainty the ultimate outcome of this case.

In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect the consolidated financial position or results of operations of the Company.

c.      Consulting and Employee Agreements

The Company has entered into a variety of consulting and employee agreements for services to be provided to the Company in the ordinary course of business.  These agreements call for minimum salary levels and/or option grants and/or common share issuances and various payments upon performance of services and/or termination of the agreements (except for cause).

d.     Indemnities and Guarantees

During the normal course of business, the Company has made certain indemnities and guarantees under which it may be required to make payments in relation to certain transactions.  The Company indemnifies its directors, officers, employees and agents to the maximum extent permitted under the laws of the States of California, Florida, and Georgia.  These indemnities include certain agreements with the Company's officers under which the Company may be required to indemnify such person for liabilities arising out of their employment relationship.  In connection with its facility leases, the Company has indemnified its lessors for certain claims arising from the use of the facilities.  In connection with the Company's acquisition of TBS, the parties have agreed to indemnify each other from claims relating to the acquisition agreement to a maximum of $1,500,000 except in the event of fraud, willful misconduct, or breaches of certain representations and warranties contained in the agreement.  In connection with the Company's acquisitions of Resolutions and GSI, the parties have agreed to indemnify each other from claims relating to the acquisition agreement.  The duration of these indemnities and guarantees varies and, in certain cases, is indefinite.  The majority of these indemnities and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make.  Historically, the Company has not been obligated to make significant payments for these obligations and no liabilities have been recorded for these indemnities and guarantees in the accompanying consolidated balance sheet.

11.            Related Party Transactions

The Company has borrowed significantly from related parties, issued a significant number of options and warrants to related parties, and issued a significant number of shares of its common stock to related parties upon conversion of convertible promissory notes payable as described more fully in Notes 6 and 7.

TBS has a related party operating lease with Perimeter Center Partners for the rental of the land and building occupied by TBS.  The lease commenced on February 1, 2004 and has a term of five years, with monthly payments of $6,200.  The Company has executed a Guaranty with respect to the lease.  Perimeter Center Partners is owned by Stephen A. Garner and James L. Campbell, who are significant employees of the Company and the former owners of TBS.

GSI leases the St. Petersburg office space pursuant to a noncancelable operating lease agreement expiring in April 30, 2011 at a cost of $12,653, $13,232, $13,841, $14,485, and $15,164 per month for each of the twelve month periods ended April 2007, 2008, 2009, 2010, and 2011, respectively.    The building in which the office space is located is owned by an entity in which a member of GoSolutions Equity, LLC (a related party) owns an interest.

12.            Segment Reporting

The Company's operations are classified into five principal reportable segments that provide different products or services.  Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.  The Company operates in the following five reportable segments:

(a)  Electronic document delivery services
(b)  Government accounting solutions,
(c)  Electronic forms,
(d)  Integrated communications, and
(e)  Corporate.

The Company evaluates performance and allocates resources based upon operating income.  The accounting policies of the reportable segments are the same as those described in the summary of accounting policies.  Inter-segment sales are eliminated upon consolidation.

The following table summarizes segment asset and operating balances by reportable segment, has been prepared in accordance with the internal accounting policies, and may not be presented in accordance with accounting principles generally accepted in the United States of America:

	Years	Years
	Ended /	Ended/	(1)
	As of	As of
	December 31,	December 31,
	2006	2005	(2)

Net revenue from external customers:

Electronic document delivery	$ 2,890,640	$ 3,093,450
Government accounting solutions	4,130,458	3,779,211
Electronic forms	2,170,077	1,895,785
Integrated communications	3,720,998	-
Corporate	-	-
Total net revenue from
external customers:	$ 12,912,173	$ 8,768,446

Operating income (loss):

Electronic document delivery	$ 764,687	$ 750,390
Government accounting solutions	221,536	(936)
Electronic forms	84,608	409,593
Integrated communications	291,027	-
Corporate	(2,157,851)	(1,033,861)
Total operating income (loss):	$ (795,993)	$ 125,186

Depreciation and amortization:

Electronic document delivery	$ 42,321	$ 37,431
Government accounting solutions	120,773	148,746
Electronic forms	138,619	106,890
Integrated communications	404,464	-
Corporate	32,327	-
Total depreciation and amortization:	$ 738,504	$ 293,067

Interest expense, net of interest income:

Electronic document delivery	$ 31	$ 566
Government accounting solutions	-	1,120,703
Electronic forms	6,447	6,499,070
Integrated communications	4,258	-
Corporate	101,497	454,150
Total interest expense, net of interest income:	$ 112,233	$ 8,074,489
continued.

	Years	Years
	ended /	Ended /	(1)
	As of	As of
	December 31,	December 31,
	2006	2005	(2)
Net income (loss):

Electronic document delivery	$ 822,206	$ 778,923
Government accounting solutions	223,236	(1,161,493)
Electronic forms	78,161	(6,076,850)
Integrated communications	278,305	-
Corporate	(2,284,040)	(1,685,508)
Total net loss:	$ (882,132)	$ (8,144,928)

Identifiable assets:

Electronic document delivery	$ 686,491
Government accounting solutions	3,540,368
Electronic forms	3,827,220
Integrated communications	3,954,965
Corporate	3,145,757
Total identifiable assets:	$ 15,154,801

Capital expenditures:

Electronic document delivery	$ 55,590	$ 13,575
Government accounting solutions	13,211	9,584
Electronic forms	15,809	32,981
Integrated communications	48,690	-
Corporate	-	-
Total capital expenditures:	$ 134,889	$ 56,140

(1) 2005 period results and balances for the Electronic forms segment are reported as of and for the period from April 1, 2005 (date of acquisition) through December 31, 2005.
(2) 2006 period results and balances for the Integrated communications segment are reported as of and for the period from May 1, 2006 (date of acquisition) through December 31, 2006.

13.            Subsequent Event

On February 22, 2007, the Company issued 500,000 shares of its restricted common stock to a consultant in connection with a placement agency agreement.  The 500,000 shares were valued at $0.085 per share (fair value on date of issuance) and the Company recorded $42,500 of consulting expense in accordance with the nature of the services provided.